United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 2, 2015

Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Street, Pier 6 East River, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

(212) 776-4046

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 2, 2015, Saker Aviation Services, Inc. (the “Company”) entered into a Stock Purchase Agreement, effective as of June 30, 2015, by and between the Company and Warren A. Peck (the “Agreement”). Pursuant to the Agreement, Mr. Peck will purchase all of the outstanding capital stock of Phoenix Rising Aviation, Inc. (“Phoenix”), a wholly-owned subsidiary of the Company that provides aircraft maintenance, repair and overhaul services exclusively at the Bartlesville Municipal Airport in Bartlesville, Oklahoma.

The closing of the transactions contemplated by the Agreement will occur upon the second business day following the satisfaction of all conditions to the obligations of the parties under the Agreement including, but not limited to, satisfaction of representations and warranties, performance of all covenants, delivery of documents required pursuant to the Agreement, and execution of the Secured Promissory Note, the Installment Payment Agreement and various other agreements required pursuant to the Agreement.

Pursuant to the Agreement, Mr. Peck has agreed to pay to the Company: (i) $250,000 at the closing; (ii) $250,000 pursuant to a Secured Promissory Note; and (iii) earn-out payments based on EBITDA thresholds achieved by Phoenix post-closing, as set forth in the Installment Payment Agreement. The Agreement, the Secured Promissory Note and the Installment Payment Agreement each contain customary representations, warranties, terms and conditions. The Secured Promissory Note will be payable in installments commencing in 2016.

The Company will include the Agreement, the Secured Promissory Note and the Installment Payment Agreement as exhibits with its next Quarterly Report on Form 10-Q. The above summary of the Agreement, the Secured Promissory Note and the Installment Payment Agreement are qualified in their entirety by reference to such exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2015		SAKER AVIATION SERVICES, INC.

	By:	/s/ Ronald J Ricciardi
Ronald J. Ricciardi
President